EXHIBIT 99.1

Greatbatch, Inc. Reports 2014 Second Quarter Results

FRISCO, Texas, July 31, 2014 (GLOBE NEWSWIRE) -- Greatbatch, Inc. (NYSE:GB), today announced results for its second quarter ended July 4, 2014 highlighted by 14% and 23% growth in GAAP operating income and GAAP diluted EPS, respectively and 7% improvement in both adjusted operating income and adjusted diluted EPS.

	Three Months Ended
	July 4,	June 28,	%	April 4,	%
(Dollars in thousands, except per share data)	2014	2013	Change	2014	Change
Sales	$ 172,081	$ 171,331	—%	$ 174,281	(1)%
Organic Constant Currency Sales Growth	—%	6%		17%

GAAP Operating Income	$ 19,539	$ 17,135	14%	$ 22,524	(13)%
GAAP Operating Income as % of Sales	11.4%	10.0%		12.9%

Adjusted Operating Income*	$ 23,800	$ 22,192	7%	$ 22,310	7%
Adjusted Operating Income as % of Sales	13.8%	13.0%		12.8%

GAAP Diluted EPS	$ 0.48	$ 0.39	23%	$ 0.58	(17)%
Adjusted Diluted EPS*	$ 0.60	$ 0.56	7%	$ 0.54	11%

Adjusted EBITDA*	$ 33,109	$ 31,281	6%	$ 31,562	5%
Adjusted EBITDA as a % Sales	19.2%	18.3%		18.1%
* Refer to Tables A, B and C at the end of this release for a reconciliation of GAAP to adjusted amounts.

CEO Comments

"As we continue to invest and execute our global strategy, we are seeing results in line with our year to date expectations," stated Thomas J. Hook, president and CEO. "As expected, our key growth drivers, Orthopaedics and Vascular, continue to deliver double digit growth, and although the second quarter 2014 total revenue was flat when compared with the prior year second quarter, on a year to date basis, organic constant currency growth is 8%. For the 2014 second quarter, adjusted operating income improved by 7% to $23.8 million and adjusted diluted EPS totaled $0.60 demonstrating our commitment to improved profitability."

We remain focused on delivering 5% year over year revenue growth and returning two times that to the bottom line leveraging our deep customer relationships, the strength of our intellectual property and our culture of continuous improvement. During the quarter we announced several capacity realignments, including investment of up to $45 million to complete these projects. Additionally, we received CE Mark for our spinal cord stimulator - Algovita, and we remain on track with our active implantable medical device strategy."

CFO Comments

Commenting on the company's financial results, Greatbatch executive vice president and CFO Michael Dinkins said, "The fundamentals of our business remain intact. Greatbatch's operating improvements generated a 13.8% adjusted operating margin, a 7% increase in adjusted diluted earnings per share, and $19.5 million of operating cash flow for the quarter. Productivity programs as well as general and administrative cost controls were the primary driver behind our 80 basis point improvement in our adjusted operating margin. With our debt balance at $192.5 million, our EBITDA leverage ratio remains below two to one."

Mr. Dinkins continued, "We are confirming our 2014 guidance of 3% to 6% organic constant currency revenue growth and 7% to 12% adjusted diluted EPS improvement."

Second Quarter Results

Second quarter 2014 sales of $172.1 million were consistent with the prior year period on both a direct comparison and organic constant currency basis. Foreign currency exchange rate fluctuations increased sales by approximately $1.5 million in comparison to the prior year. During the second quarter of 2014, we experienced double digit growth in sales from our orthopaedic and vascular product lines as we continue to realize the benefits of our increased sales force productivity, marketing efforts and market growth. As expected, these increases were offset by continued weakness in our portable medical product line, as well as lower cardiac and neuromodulation sales due to the timing of shipments of customer orders, as well as the initial end of life impact for two legacy products.

Gross profit increased $1.2 million to $58.5 million for the second quarter of 2014 compared to $57.3 million for the second quarter of 2013. Gross profit as a percentage of sales increased 60 basis points to 34.0% for the second quarter of 2014. These increases were a result of production efficiencies and lower performance-based compensation in comparison to the prior year quarter, which more than offset the impact of a lower margin sales mix and contractual price concessions granted in exchange for long-term agreements with our customers. On a year-to-date basis performance-based compensation is consistent with the prior year.

Selling, general and administrative ("SG&A") expenses decreased $0.4 million to $21.9 million for the second quarter of 2014, compared to $22.2 million for the same period of 2013. This decrease is primarily attributable to our operating unit realignment in the second half of 2013 and lower performance-based compensation, partially offset by our continued investments in sales and marketing and increased legal fees which includes higher patent filing costs.

Net research, development and engineering ("RD&E") costs for the 2014 second quarter of $12.8 million decreased $1.3 million over the second quarter of 2013. This decrease was primarily attributable to a lower level of medical device costs. The remainder of this decrease was primarily due to an increase in customer cost reimbursements of $0.3 million, due to the timing of achievement of milestones on various projects and lower performance-based compensation in comparison to the prior year's quarter.

In total, net medical device costs incurred by our QiG segment were $6.2 million for the second quarter 2014, compared to $7.4 million for the respective 2013 period. Our lower expenses reflect a decrease in design verification testing ("DVT") costs incurred in connection with the development of our Spinal Cord Stimulation ("SCS") system to treat chronic intractable pain of the trunk and/or limbs from $1.2 million for the 2013 second quarter to $0.5 million for the 2014 second quarter. QiG's medical device technology investment is primarily focused on successfully commercializing Algovita (formerly known as Algostim) and selective opportunities that leverage the strengths of Greatbatch Medical to drive sustainable growth. In December 2013, we submitted our documentation for premarket approval ("PMA") of Algovita to the United States Food & Drug Administration ("FDA"), and in January 2014 documentation for European CE Mark was submitted to the European Notified Body, TÜV SÜD. In June 2014, we received CE Mark for Algovita.

GAAP operating income for the second quarter of 2014 increased 14% to $19.5 million, compared to $17.1 million for the 2013 second quarter. This increase was primarily due to our increased gross profit and lower SG&A and RD&E expenses as discussed above. Adjusted operating income, which excludes net other operating expenses and DVT costs for the 2013 period, increased 7% to $23.8 million for the second quarter of 2014 compared to $22.2 million for the comparable 2013 period. Refer to Table A at the end of this release for a reconciliation of GAAP operating income to adjusted operating income and the "Use of Non-GAAP Financial Information" section below.

The 2014 second quarter GAAP effective tax rate was 31.9% compared to 35.0% for the same period of 2013. This decrease was primarily attributable to higher income in lower tax rate jurisdictions partially offset by the lapse of the R&D tax credit at the end of 2013, which has not been extended for 2014. If enacted, the R&D tax credit could benefit the current year provision for income taxes by approximately $1.6 million or $400 thousand per quarter and would be recognized in the quarter the legislation is adopted.

GAAP diluted EPS for the second quarter of 2014 were $0.48 compared to $0.39 for the second quarter of 2013, which represents an increase of 23%. Adjusted diluted EPS for the second quarter 2014 totaled $0.60 compared to $0.56 for the corresponding 2013 period, a 7% increase. Refer to Table B at the end of this release for a reconciliation of GAAP net income to adjusted net income and the "Use of Non-GAAP Financial Information" section below.

Cash flows provided by operating activities for the second quarter of 2014 were $19.5 million compared to a usage of $1.0 million for the 2013 second quarter. This quarter over quarter increase was primarily due to a higher level of operating income in 2014, improved working capital management, as well as an $11.5 million estimated tax payment made in the second quarter of 2013 in connection with the retirement of our convertible subordinated notes in 2013. Our second quarter capital expenditures were $6.0 million and $12.0 million year-to-date and prior year second quarter capital expenditures were $4.8 million and $11.6 million year-to-date.

Product Line Sales
The following table summarizes the Company's sales by major product lines (dollars in thousands):

	Three Months Ended
	July 4,	June 28,		April 4,
Product Line	2014	2013	Chg.	2014	Chg.
Greatbatch Medical
Cardiac/Neuromodulation	$ 80,005	$ 83,177	(4)%	$ 86,780	(8)%
Orthopaedic	37,865	32,341	17%	36,431	4%
Portable Medical	16,737	22,167	(24)%	19,203	(13)%
Vascular	15,257	12,249	25%	13,050	17%
Energy, Military, Environmental	21,352	20,560	4%	18,131	18%
Total Greatbatch Medical	171,216	170,494	—%	173,595	(1)%
QiG	865	837	3%	686	26%
Total Sales	$ 172,081	$ 171,331	—%	$ 174,281	(1)%

Organic Constant Currency Sales Growth	—%	6%		17%
Orthopaedic Organic Constant Currency Sales Growth	12%	14%		20%

Product Line Sales Highlights

Cardiac/neuromodulation sales for the second quarter 2014 decreased 4% over the prior year period to $80.0 million. This decrease was primarily a result of the timing of shipments of customer orders, as well as the initial end of life impact for two legacy products. Going forward, growth in our cardiac and neuromodulation product line will continue to be negatively impacted by these two legacy products, which we expect will be mitigated by product development opportunities from our cardiac and neuromodulation customers.

Orthopaedic sales of $37.9 million for the second quarter of 2014 increased 17% in comparison to the prior year, which included a benefit from foreign currency exchange rate fluctuations of approximately $1.5 million. On an organic constant currency basis, orthopaedic product line sales increased 12% in comparison to the prior year second quarter. We experienced growth across all of our orthopaedic products, which was primarily due to our sales force productivity, marketing efforts and market growth. It is noted that our 2013 second quarter sales were impacted by our Swiss orthopaedic facility consolidation during that period.

Portable medical sales for the second quarter of 2014 declined $5.4 million or 24% in comparison to the 2013 period. We are refocusing our product line offerings in the portable medical space to products that have increased profitability. Correspondingly, we have discontinued or reduced volumes in certain of our lower margin products, which is expected to negatively impact our sales for the remainder of 2014. As part of our investment in capacity and capabilities and to better align our resources to meet our customers' needs, during the second quarter of 2014, we announced plans to transfer our portable medical operations into a new facility located in Tijuana, Mexico. We remain optimistic about this product line and continue to see our pipeline of customer opportunities grow.

Vascular sales for the second quarter of 2014 increased $3.0 million, or 25% in comparison to the prior year and reflects the continued adoption of our products and the relaunch of a vascular medical device near the end of 2013, which as previously communicated, was voluntarily recalled in the fourth quarter of 2012.

Second quarter sales from our energy, military and environmental ("EME") product line benefited from strong growth (9%) in energy sales due to market and market share gains, and a shift to higher value products, partially offset by a decrease in military and environmental sales due to the timing of orders from our customers.

QiG revenue for the second quarter of 2014 includes sales of neural interface technology, components and systems to the neuroscience and clinical markets and remained relatively consistent with the prior year.

Financial Guidance

Based upon our results for the first half of the year, as well as our expectations for the remainder of the year, we are confirming our 2014 revenue and adjusted diluted EPS guidance provided at the beginning of the year as follows:

Sales	$685 - $705 million

GAAP Operating Income as a % of Sales	11.0% - 11.5%
Adjusted Operating Income as a % of Sales	13.0% - 13.3%

Capital Expenditures	$25 - $35 million
GAAP/Adjusted Effective Tax Rate	32% - 34%

GAAP Diluted EPS	$1.94 - $1.99
Adjusted Diluted EPS	$2.25 - $2.35

Adjusted operating income for 2014 is expected to consist of GAAP operating income excluding items such as acquisition, consolidation, integration and asset disposition/write-down charges totaling approximately $12 million to $15 million. The after tax impact of these adjustments is estimated to be $7.5 million to $10 million or $0.31 to $0.35 per share. The current expected GAAP effective tax rate for 2014 does not include the benefit of the U.S. R&D tax credit, which expired at the end of 2013. If reinstated, our 2014 GAAP effective tax rate could be lowered to 30% to 32%.

Conference Call

The Company will host a conference call on Thursday July 31, 2014 at 5:00 p.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company's website at www.greatbatch.com or by dialing 866-271-5140 and the participant passcode is 39831360. An audio replay will also be available beginning from 9:00 p.m. E.T. on July 31, 2014 until August 7, 2014. To access the replay, dial 888-286-8010 and enter the pass code 13668912.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE:GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. The company develops and manufactures critical medical device technologies for the cardiac, neuromodulation, vascular and orthopaedic markets; and batteries for high-end niche applications in the portable medical, energy, military and environmental markets. Additional information is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles ("GAAP"), we provide adjusted operating income and margin, adjusted net income, adjusted earnings per diluted share, adjusted EBITDA and organic constant currency growth rates. These adjusted amounts, other than adjusted EBITDA and organic constant currency growth rates, consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force (v) litigation charges and gains, (vi) the impact of certain non-cash charges to interest expense, (vii) unusual or infrequently occurring items, (viii) for 2013, certain R&D expenditures (such as medical device DVT expenses in connection with developing our neuromodulation platform), (ix) gain/loss on the sale of investments, (x) the income tax (benefit) related to these adjustments and (xi) certain tax items related to the Federal R&D Tax Credit which are outside the normal benefit received. Adjusted earnings per diluted share were calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of adjusted operating income plus GAAP depreciation and amortization less adjustments included in GAAP depreciation and amortization already excluded from adjusted operating income. To calculate organic constant currency growth rates, which exclude the impact of changes in foreign currency exchange rates, as well as the impact of any acquisitions or divestitures of product lines on sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous periods' foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively. We believe that the presentation of adjusted operating income and margin, adjusted net income, adjusted diluted earnings per share, adjusted EBITDA and organic constant currency growth rates provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption "Financial Guidance," are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These forward-looking statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or variations or the negative of these terms or other comparable terminology. These forward-looking statements are based on the Company's current expectations. The Company's actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives ; our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; changes in and challenges related to compliance with governmental laws and regulations, including regulations of the U.S. Food and Drug Administration and foreign government agencies regulating medical device approvals; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company's Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation:

	Three Months Ended
	Greatbatch Medical		QiG		Unallocated		Total
	July 4,	June 28,	July 4,	June 28,	July 4,	June 28,	July 4,	June 28,
(dollars in thousands)	2014	2013	2014	2013	2014	2013	2014	2013
Sales	$ 171,216	$ 170,494	$ 865	$ 837	$ —	$ —	$ 172,081	$ 171,331

Operating income (loss) as reported	$ 32,439	$ 29,845	$ (6,173)	$ (7,377)	$ (6,727)	$ (5,333)	$ 19,539	$ 17,135
Adjustments:
Medical device DVT expenses (RD&E)(a)	—	—	—	1,235	—	—	—	1,235
Consolidation and optimization (income) costs	3,342	3,191	38	—	(5)	517	3,375	3,708
Acquisition and integration (income) expenses	30	31	(173)	40	190	—	47	71
Asset dispositions, severance and other	3	43	—	—	836	—	839	43
Adjusted operating income (loss)	$ 35,814	$ 33,110	$ (6,308)	$ (6,102)	$ (5,706)	$ (4,816)	$ 23,800	$ 22,192
Adjusted operating margin	20.9%	19.4%	N/A	N/A	N/A	N/A	13.8%	13.0%

	Six Months Ended
	Greatbatch Medical		QiG		Unallocated		Total
	July 4,	June 28,	July 4,	June 28,	July 4,	June 28,	July 4,	June 28,
(dollars in thousands)	2014	2013	2014	2013	2014	2013	2014	2013
Sales	$ 344,811	$ 318,116	$ 1,551	$ 1,480	$ —	$ —	$ 346,362	$ 319,596

Operating income (loss) as reported	$ 67,567	$ 56,360	$ (12,086)	$ (14,733)	$ (13,418)	$ (10,153)	$ 42,063	$ 31,474
Adjustments:
Medical device DVT expenses (RD&E)(a)	—	—	—	2,969	—	—	—	2,969
Consolidation and optimization costs	2,920	5,951	66	—	232	819	3,218	6,770
Acquisition and integration (income) expenses	30	71	(603)	110	192	1	(381)	182
Asset dispositions, severance and other	(7)	108	—	—	1,217	—	1,210	108
Adjusted operating income (loss)	$ 70,510	$ 62,490	$ (12,623)	$ (11,654)	$ (11,777)	$ (9,333)	$ 46,110	$ 41,503
Adjusted operating margin	20.4%	19.6%	N/A	N/A	N/A	N/A	13.3%	13.0%

(a) As a result of the Company's PMA submission to the FDA for Algovita in December 2013, the Company no longer is excluding DVT costs associated with this system from adjusted operating income and adjusted diluted EPS. DVT costs incurred in connection with the development of Algovita during the three and six month periods ending July 4, 2014 were $455 thousand and $1.2 million, respectively.

Table B: Net Income and Diluted EPS Reconciliation

	Three Months Ended				Six Months Ended
	July 4,		June 28,		July 4,		June 28,
	2014		2013		2014		2013
		Per		Per		Per		Per
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
(in thousands except per share amounts)	Income	Share	Income	Share	Income	Share	Income	Share
Net income as reported	$ 12,348	$ 0.48	$ 9,752	$ 0.39	$ 27,270	$ 1.06	$ 15,415	$ 0.62
Adjustments:
Medical device DVT expenses (RD&E)(a)	—	—	803	0.03	—	—	1,930	0.08
Consolidation and optimization costs(a)	2,181	0.08	2,956	0.12	1,255	0.05	5,296	0.21
Acquisition and integration (income) expenses(a)	31	—	46	—	(248)	(0.01)	118	—
Asset dispositions, severance and other(a)	545	0.02	26	—	787	0.03	91	—
Loss (gain) on cost and equity method investments, net(a)(b)	27	—	352	0.01	(507)	(0.02)	398	0.02
CSN conversion option discount and deferred fee accelerated amortization(a)(c)	—	—	—	—	—	—	2,906	0.12
R&D Tax Credit(d)	400	0.02	—	—	800	0.03	(1,500)	(0.06)
Adjusted net income and diluted EPS(e)	$ 15,532	$ 0.60	$ 13,935	$ 0.56	$ 29,357	$ 1.14	$ 24,654	$ 0.99
Adjusted diluted weighted average shares	25,901		24,922		25,823		24,818

(a) Net of tax amounts computed using a 35% tax rate for all non-Swiss items and a 0% tax rate for Swiss items for both the 2014 and 2013 periods.
(b) Pre-tax net income amount is a loss of $42 thousand and a gain of $780 thousand for the 2014 quarter and year-to-date periods, respectively, and a loss of $542 thousand and $612 thousand for the 2013 quarter and year-to-date periods, respectively.
(c) Pre-tax amount is $4.5 million.
(d) The Federal R&D tax credit has not yet been extended for 2014. The 2014 amount assumes that the tax credit will be enacted for the full year 2014. The 2013 amount relates to the 2012 portion of the R&D tax credit which was reinstated in the first quarter of 2013 retroactive back to the beginning of 2012. As required, the impact of the R&D tax credit relating to 2012 was recognized in the first quarter of 2013.
(e) The per share data in this table has been rounded to the nearest $0.01 and therefore may not sum to the total.

Table C: Adjusted EBITDA Reconciliation

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
(dollars in thousands)	2014	2013	2014	2013
Sales	$ 172,081	$ 171,331	$ 346,362	$ 319,596

Adjusted operating income*	$ 23,800	$ 22,192	$ 46,110	$ 41,503

Add: Depreciation and amortization	9,309	9,089	18,561	17,853
Adjusted EBITDA	$ 33,109	$ 31,281	$ 64,671	$ 59,356
Adjusted EBITDA as a % of sales	19.2%	18.3%	18.7%	18.6%
* Refer to Table A for a reconciliation of GAAP to adjusted amounts.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2014	2013	2014	2013
Sales	$ 172,081	$ 171,331	$ 346,362	$ 319,596
Cost of sales	113,611	114,029	230,296	213,545
Gross profit	58,470	57,302	116,066	106,051
Operating expenses:
Selling, general and administrative expenses	21,877	22,248	43,632	42,340
Research, development and engineering costs, net	12,793	14,097	26,324	25,177
Other operating expenses, net	4,261	3,822	4,047	7,060
Total operating expenses	38,931	40,167	74,003	74,577
Operating income	19,539	17,135	42,063	31,474
Interest expense	1,073	1,445	2,157	8,433
Other (income) expense, net	334	679	(287)	964
Income before provision for income taxes	18,132	15,011	40,193	22,077
Provision for income taxes	5,784	5,259	12,923	6,662
Net income	$ 12,348	$ 9,752	$ 27,270	$ 15,415

Earnings per share:
Basic	$ 0.50	$ 0.41	$ 1.10	$ 0.65
Diluted	$ 0.48	$ 0.39	$ 1.06	$ 0.62

Weighted average shares outstanding:
Basic	24,838	23,914	24,726	23,832
Diluted	25,901	24,922	25,823	24,818

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
	July 4,	January 3,
ASSETS	2014	2014
Current assets:
Cash and cash equivalents	$ 51,193	$ 35,465
Accounts receivable, net	124,562	113,679
Inventories	120,612	118,358
Refundable income taxes	—	2,306
Deferred income taxes	5,871	6,008
Prepaid expenses and other current assets	8,898	6,717
Total current assets	311,136	282,533
Property, plant and equipment, net	143,457	145,773
Amortizing intangible assets, net	69,397	76,122
Indefinite-lived intangible assets	20,288	20,288
Goodwill	347,126	346,656
Deferred income taxes	3,136	2,933
Other assets	17,227	16,398
Total assets	$ 911,767	$ 890,703

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 43,899	$ 46,508
Income taxes payable	495	—
Deferred income taxes	618	613
Accrued expenses	33,530	44,681
Total current liabilities	78,542	91,802
Long-term debt	192,500	197,500
Deferred income taxes	50,526	52,012
Other long-term liabilities	6,737	7,334
Total liabilities	328,305	348,648
Stockholders' equity:
Preferred stock	—	—
Common stock	25	24
Additional paid-in capital	357,587	344,915
Treasury stock	(720)	(1,232)
Retained earnings	211,260	183,990
Accumulated other comprehensive income	15,310	14,358
Total stockholders' equity	583,462	542,055
Total liabilities and stockholders' equity	$ 911,767	$ 890,703

CONTACT: Betsy Cowell
         VP Finance and Treasurer
         Greatbatch, Inc.
         214.618.4982
         ecowell@greatbatch.com